                                                                    EXHIBIT 11.1

                                 INTEVAC, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               THREE MONTHS ENDED                   NINE MONTHS ENDED
                                         -------------------------------     -------------------------------
                                         SEPTEMBER 27,     SEPTEMBER 28,     SEPTEMBER 27,     SEPTEMBER 28,
                                             1997              1996              1997              1996
                                         -------------     -------------     -------------     -------------
PRIMARY EARNINGS PER SHARE:
Shares used in Calculation of Net
  Income Per Share:
  Average common shares outstanding....      12,586            12,314            12,541            12,273
  Net effect of dilutive stock
     options...........................         518               642               556               585
                                            -------           -------           -------           -------
  Total equivalent common shares.......      13,104            12,956            13,097            12,858
                                            =======           =======           =======           =======
Net income (loss)......................     $ 1,931           $ 2,799           $ 8,924           $ 1,471
                                            =======           =======           =======           =======
Net income (loss) per share............     $  0.15           $  0.22           $  0.68           $  0.11
                                            =======           =======           =======           =======
FULLY DILUTED EARNINGS PER SHARE:
Shares used in Calculation of Net
  Income Per Share:
  Average common shares outstanding....      12,586            12,315            12,541            12,273
  Net effect of dilutive stock
     options...........................         552               712               568               608
  Conversion of convertible debt.......          --                --             2,196                --
                                            -------           -------           -------           -------
          Total equivalent common
            shares.....................      13,138            13,027            15,305            12,881
                                            =======           =======           =======           =======
Net income (loss)......................     $ 1,931           $ 2,799           $ 8,924           $ 1,471
Add interest expense, net of tax effect
  on convertible debt..................          --                --             1,324                --
                                            -------           -------           -------           -------
Adjusted net income (loss).............     $ 1,931           $ 2,799           $10,248           $ 1,471
                                            =======           =======           =======           =======
Net income (loss) per share............     $  0.15           $  0.21           $  0.67           $  0.11
                                            =======           =======           =======           =======

                                       24